EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related prospectus of Ventas, Inc. and the Co-Registrants named therein for the registration of debt securities and guarantees of debt securities of Ventas Realty, Limited Partnership and Ventas Capital Corporation and to the incorporation by reference therein of our report dated February 5, 2004, with respect to the consolidated financial statements and financial statement schedule of Ventas, Inc. at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Chicago, Illinois

November 18, 2004